Exhibit 99.2

OPERATING AGREEMENT

OF

JCM AB LLC

August 21, 2024

THE UNITS OF OWNERSHIP INTEREST IN THE COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED OR SOLD UNLESS SUBSEQUENTLY SO REGISTERED OR UNLESS EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THAT ACT AND ALL APPLICABLE STATE SECURITIES LAWS ARE AVAILABLE FOR THE TRANSACTION, AS ESTABLISHED TO THE SATISFACTION OF THE COMPANY, BY OPINION OF COUNSEL OR OTHERWISE

TABLE OF CONTENTS

Page

ARTICLE 1 : ORGANIZATIONAL PROVISIONS AND DEFINITIONS		1
1.1	Definitions	1
1.2	Company Name	1
1.3	Members	1
1.4	Registered Office and Agent	1
1.5	Foreign Qualification	1
1.6	Term	1

ARTICLE 2 : PURPOSES AND POWERS		1

ARTICLE 3 : UNITS		1
3.1	Units	1
3.2	Issuance and Rights	2
3.3	Additional Classes of Units	2
3.4	Admission of New Members	2
3.5	Reacquired Units	2
3.6	Units Uncertificated	2

ARTICLE 4 : MANAGEMENT		2
4.1	Management	2
4.2	Appointment and Removal of Manager	3
4.3	Action Without a Meeting	3

ARTICLE 5 : MEMBERS		3
5.1	Voting Rights	3
5.2	Meetings of Members	3
5.3	Action Without a Meeting	3

ARTICLE 6 : CONTRIBUTIONS		3
6.1	Capital Contributions	3
6.2	Additional Contributions	3
6.3	No Withdrawal of Capital	4
6.4	No Interest on Capital	4
6.5	Loans by Members	4
6.6	No Drawing Accounts	4
6.7	Capital Accounts	4
6.8	Transfer	4

ARTICLE 7 : ALLOCATION OF PROFITS AND LOSSES		4
7.1	Profits and Losses	4
7.2	General Allocation Rule	4

ARTICLE 8 : DISTRIBUTIONS		5
8.1	Cash Reserves	5
8.2	Tax Distributions	5
8.3	Interim Distributions	5
8.4	Payment	5

i

8.5	Withholding	5
8.6	Limitations on Distributions and Other Payments	5

ARTICLE 9 : LIABILITY AND REPRESENTATIONS OF MEMBERS		5
9.1	Limited Liability	5
9.2	Capital Return	5
9.3	Securities Law Matters	6
9.4	Confidentiality	6

ARTICLE 10 : STANDARD OF CARE; INDEMNIFICATION		6
10.1	Standard of Care	6
10.2	Indemnification	6
10.3	Exception	6
10.4	Expense Advancement	7
10.5	Insurance	7

ARTICLE 11 : ACCOUNTING AND REPORTING		7
11.1	Fiscal Year	7
11.2	Accounting Method	7
11.3	Tax Elections	7
11.4	Returns; Tax Information	7
11.5	Reports	7
11.6	Access to and Confidentiality of Information	7
11.7	Banking	7
11.8	No Partnership	8

ARTICLE 12 : DISSOLUTION OF THE COMPANY		8
12.1	Dissolution	8
12.2	Liquidation	8
12.3	Priority of Payment	8
12.4	Distribution to Members	8
12.5	No Restoration Obligation	9
12.6	Liquidating Reports	9

ARTICLE 13 : TRANSFER OF UNITS		9
13.1	General Restriction	9
13.2	Rights of Transferees	9
13.3	Security Interest	9
13.4	Admission	10

ARTICLE 14 : GENERAL PROVISIONS		10
14.1	Amendment	10
14.2	Waivers Generally	10
14.3	Equitable Relief	10
14.4	Arbitration	10
14.5	Notices	10
14.6	Partial Invalidity	11
14.7	Entire Agreement	11
14.8	Benefit	11
14.9	Binding Effect	11
14.10	Headings	11

ii

14.11	Other Activities	11
14.12	Governing Law	11
14.13	Counterparts; Facsimile Signatures	11
14.14	Adjustments	11

EXHIBITS

Exhibit A	Definitions
Exhibit B	Members and Units
Exhibit C	Tax and Regulatory Allocations

iii

This Limited Liability Company Agreement is made effective as of this 21st day of August, 2024 (the “Effective Date”), by and among all of the Members of JCM AB LLC, a Colorado limited liability company (the “Company”), and such other Persons, if any, who may hereafter become Members of the Company pursuant to Section 3.4 or Section 13.4.

The Company was formed as “JCM AB LLC” by filing the Articles with the Colorado Secretary of State on August 20, 2024. The Members wish to enter into this Agreement to set forth the relative rights, preferences and powers of the Members and to provide for the management and governance of the Company.

ARTICLE 1: ORGANIZATIONAL PROVISIONS AND DEFINITIONS

1.1           Definitions. Terms used with initial capital letters have the meanings specified in Exhibit A for all purposes of this Agreement, applicable to both the singular and plural forms.

1.2           Company Name. The business of the Company will be conducted under the name “JCM AB LLC” or any other name determined by the Members in accordance with applicable law.

1.3           Members. The names and addresses of the Members of the Company are set forth in Exhibit B. Each time (a) a new Member is admitted under Section 3.4 or Section 13.4, (b) a Member is deemed to resign under Section 13.1, (c) an existing Member changes its address or email address for notice purposes under Section 14.5, or (d) Units are issued or reacquired by the Company, the Company will attach a revised Exhibit B to this Agreement and send a copy thereof to all Members.

1.4           Registered Office and Agent. The mailing address for the registered office of the Company in Colorado is at 12300 Liberty Boulevard, Englewood, Colorado 80112, and its initial registered agent is The Steven D. Miller. The Manager may change the Company’s registered office or registered agent in Colorado in accordance with the Act.

1.5           Foreign Qualification. The Company will qualify to do business in each state or other jurisdiction where such qualification is necessary or appropriate. The Manager will designate (and may from time to time change) a registered agent and registered office in each such jurisdiction.

1.6           Term. The Company will continue until its Dissolution and Articles of Dissolution is filed with the Colorado Secretary of State.

ARTICLE 2: PURPOSES AND POWERS

The purposes of the Company shall be to own, acquire, hold, sell or otherwise dispose of ABH Stock; to exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Act; to engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE 3: UNITS

3.1           Units. The ownership of the Company will be divided into and represented by Units. There will initially be two classes of Units: Profits Interest Units and Class A Units. References in this Agreement to “Units” will include all Units outstanding as of the relevant date, without regard to class, including any Units hereafter created pursuant to Section 3.3. The holders of Units will have the voting and economic rights set forth in the other Articles of this Agreement. There will not be any maximum number of Units that the Company may issue. The Units owned by each Member are set forth in Exhibit B. Each time Units are issued, reacquired or transferred, the Company will attach a revised Exhibit B to this Agreement and send a copy thereof to all Members. No consent of any Member shall be needed to make such revisions to Exhibit B.

3.2	Issuance and Rights.

(a)	Issuance of Class A Units. The Company has issued on the Effective Date 100 Class A Units to the Persons set forth on Exhibit B. The Company may from time to time offer and issue Class A Units upon such terms and conditions and for such consideration as the Manager deems appropriate.

(b)	Rights of Class A Units. The holders of the Class A Units will have the voting and economic rights set forth in the other Articles of this Agreement.

(c)	Issuance of Profits Interest Units. The Company has issued on the Effective Date 100 Profits Interest Units to the Persons set forth on Exhibit B (sometimes referred to as “PIU Members”). The consent of the PIU Members shall be required prior to the issuance of any additional Profits Interest Units or the admission of any new PIU Member.

(d)	Rights of Profits Interest Units. Profits Interest Units shall constitute an interest in the future Profits and Losses of the Company, and shall not otherwise entitle the holder thereof to any portion of the value of the Company as of the Effective Date. For clarification, in no event shall the Profits Interest Units have any value unless and until the Fair Market Value of the ABH Stock exceeds the Threshold. The holders of Profits Interest Units shall have the economic rights set forth in the other Articles of this Agreement. Except as expressly conferred by law or as otherwise set forth under this Agreement, the holders of Profits Interest Units shall have no voting rights. It is the intent of the Members and the Company that Profits Interest Units shall represent an interest in the Company that qualifies as a vested “profits interest” within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343, or any successor authority thereto, and such profits interest shall have no Capital Account as of the date that any such Profits Interest Units are issued.

3.3           Additional Classes of Units. The Company will have the power from time to time to create additional classes of Units, and series of Units within any class so created, having such relative rights and preferences as may be approved as provided in this Section 3.3. For the avoidance of doubt, the Company may not create a new class of Units if it will have a material adverse effect on the PIU Members.

3.4           Admission of New Members. Each Person to whom Units are issued under this Article 3 and who is not already a Member will sign a counterpart signature page to this Agreement agreeing to be bound by the terms and conditions hereof and will be admitted as a Member of the Company.

3.5           Reacquired Units. Any Units reacquired by the Company will automatically be cancelled and will not be deemed issued or outstanding.

3.6           Units Uncertificated. Units will not be represented by certificates. Exhibit B to this Agreement, as amended from time to time, will constitute the exclusive record of ownership of the Units and the Company will be entitled to treat the Persons reflected on Exhibit B as the sole owners of the outstanding Units.

ARTICLE 4: MANAGEMENT

4.1           Management. The management of the Company will be vested exclusively in the Manager. Except as otherwise provided in this Agreement: (a) the Manager has complete and unrestricted power and authority to manage the business, properties and activities of the Company in its sole and exclusive discretion, (b) no Person dealing with the Company will be required to inquire into the authority of the Manager (or any designee of the Manager) to take any action or make any decision, (c) notwithstanding any powers granted to members of a limited liability company under the Act, no Member will take part in the operations, management or control of the Company’s business, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company except for such actions that are specifically authorized by the Manager or as otherwise provided by this Agreement, and (d) the Manager has the rights, authority and powers of a “Manager” under the Act with respect to the Company business and assets as provided in the Act as in effect on the Effective Date. Without limiting the foregoing, the Manager has all of the responsibilities and authority of the board of directors of a Colorado business corporation, subject to the express provisions of this Agreement; provided, that the reference to Colorado business corporations is not intended and will not be construed to subject the Company to any restriction or limitation or to subject the Manager to any duty or liability applicable to Colorado corporations or their directors that is not otherwise applicable to a Colorado limited liability company or its managers or agents.

4.2	Appointment and Removal of Manager.

(a)	Initial Manager. The initial Manager of the Company shall be John C. Malone.

(b)	Appointment, Resignation, and Removal. In the event there is a vacancy in the role of Manager, whether due to the removal or resignation of Manager, then a unanimous Vote by the Class A Members is required to appoint a new Manager. The Manager will serve in such capacity until its resignation or removal by unanimous vote of all of the Class A Members.

4.3            Action Without a Meeting. Any action required or permitted to be taken by the Manager may be taken without a meeting if, and will be effective when, the action is evidenced by a written consent describing the action taken, signed by the Manager. Action so taken is effective when the Manager has signed the consent, unless the consent specifies a different effective date.

ARTICLE 5: MEMBERS

5.1           Voting Rights. Except as otherwise expressly provided in this Agreement, (a) all actions requiring the approval of the Members will be deemed approved if Members owning outstanding Class A Units as of the record date for the meeting or written consent Vote unanimously in favor of approval, and (b) each Class A Unit will have one Vote. Holders of Profits Interest Units shall have no voting rights unless otherwise required by applicable law.

5.2           Meetings of Members. Meetings of the Members for any proper purpose or purposes may be called by the Manager or by any Member or Members owning at least 20% of the Class A Units then outstanding.

5.3           Action Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by Members whose aggregate Class A Units would enable them to approve the action at a meeting of the Members at which all Members entitled to Vote were present and Voted. Action so taken is effective when sufficient Class A Members approving the action have signed the consent, unless the consent specifies a different effective date. If any action is taken by a written consent that is not submitted for signature to all Members, a copy of the written consent will be sent to each Member to whom it was not submitted as provided in Section 14.4.

ARTICLE 6: CONTRIBUTIONS

6.1           Capital Contributions. Exhibit B reflects the Capital Contributions made by the Members. The capital accounts of the Members have been credited with the amounts of those Capital Contributions.

6.2           Additional Contributions. No additional Capital Contribution will be required from any Member. However, the Company may accept additional Capital Contributions from one or more of the Members or from one or more Persons who are not then Members to be used for acquisitions, refinancings of indebtedness, redemptions of Units, working capital needs of the Company, or any other purpose, in each case, with the approval of the Manager.

6.3           No Withdrawal of Capital. Except as specifically provided in this Agreement, no Member will be entitled to withdraw all or any part of such Member’s capital from the Company or, when such withdrawal of capital is permitted, to demand a distribution of property other than money.

6.4           No Interest on Capital. No Member will be entitled to receive interest on such Member’s Capital Contribution or Capital Account.

6.5           Loans by Members. The Company may borrow money from any Member or Affiliate of a Member for Company purposes, upon such terms as the Manager may approve. Any such advance or loan will be treated as indebtedness of the Company, and will not be treated as a Capital Contribution by a Member. If any Member or Affiliate pays money pursuant to any letter of credit, guarantee or other surety arrangement for the benefit of the Company, such payment will be deemed to be a loan made by such Person to the Company.

6.6           Drawing Accounts. The Company will not maintain a drawing account for any Member.

6.7           Capital Accounts. The Company will maintain a separate capital account for each Member. Credits and charges to capital accounts will be made in accordance with the Treasury Regulations under Section 704(b) of the Code. Without limiting the generality of the foregoing, upon the occurrence of any of the events set forth in Section 1.704-1(b)(2)(iv)(f)(5) of the Regulations, the capital accounts of the Members will be increased or decreased to reflect a revaluation of all of the Company property, in accordance with the rules of Section 1.704- 1(b)(2)(iv)(f) of the Regulations. Upon the occurrence of such a revaluation, the Members’ capital accounts will be adjusted in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations, and the Members’ allocable shares of depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, will be determined in accordance with the Regulations under Section 704(c) of the Code.

6.8           Transfer. If any Units are Transferred in accordance with this Agreement, the capital account of the Transferor that is attributable to the Transferred Units will carry over to the Transferee.

ARTICLE 7: ALLOCATION OF PROFITS AND LOSSES

7.1           Profits and Losses. For each Fiscal Year, Profits or Losses of the Company will be an amount equal to the Company’s income or loss determined under the accounting principles followed by the Company under Article 11.

7.2           General Allocation Rule. Except as otherwise provided in this Agreement, Profits or Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Company, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation and after taking into account amounts specially allocated pursuant to the Tax and Regulatory Allocations set forth in Exhibit C, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Article 8 and Article 12 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book value (as maintained for Capital Account Purposes), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Article 8 and Article 12 immediately after making such allocation, minus (ii) such Member’s share of Company minimum gain (as determined in Section C.1.1 of Exhibit C) and Member nonrecourse debt minimum gain (as determined in Section C.1.2 of Exhibit C), computed immediately prior to the hypothetical sale of assets.

ARTICLE 8: DISTRIBUTIONS

8.1           Cash Reserves. The Company may establish and maintain reasonable cash reserves. The amount, if any, of such reserves will be as the Manager may from time to time determine.

8.2           Tax Distributions. The Company may but shall not be required to make Distributions to allow the Members to make quarterly estimated tax payments in respect of their allocable shares of Profits. Distributions made to a Member under this Section 8.2 will be deemed to be advance Distributions of amounts otherwise distributable to the Members pursuant to Section 8.3 and Section 12.3(c) and will reduce the amounts that would subsequently otherwise be distributable to the Members pursuant to Section 8.3 and Section 12.3(c) in the order they would otherwise have been distributable.

8.3           Interim Distributions. Except for tax Distributions under Section 8.2 and liquidating Distributions under Article 12, and subject to the rights of any class or series of Units created under Section 3.3, the Company will make all Distributions in the following order and priority:

(a)	First, to the Class A Members in proportion to their Adjusted Capital Contribution Amounts as of the date of the Distribution until the Adjusted Capital Contribution Amount of each Class A Member is reduced to $0; and

(b)	Thereafter, to the PIU Members in proportion to their PIU Units.

The timing and amount of Distributions under this Section 8.3 will be determined by the Manager, provided that the Manager shall make Distributions under this Section 8.3 within a reasonable time after a Sale Transaction.

8.4           Payment. Any Distribution will be made to a Member only if such Person owns a Unit on the date of Distribution, as reflected on the books of the Company.

8.5           Withholding. If required by the Code or by state or local law, the Company will withhold any required amount from Distributions to a Member for payment to the appropriate taxing authority. Any amount so withheld from a Member will be treated as a tax Distribution by the Company to such Person under Section 8.2. Each Member agrees to timely provide any information reasonably requested by the Company in order to avoid any withholding obligation that would otherwise be imposed on the Company.

8.6           Limitations on Distributions and Other Payments. Notwithstanding any other provision of this Agreement, the Company will not make any Distribution to the Members to the extent that at the time of the Distribution, after giving effect to the Distribution, all liabilities of the Company (other than liabilities to Members on account of their Units) would exceed the Fair Market Value of the Company’s assets. With respect to any property subject to a liability for which the recourse of creditors is limited to the specific property, such property will for this purpose be included in assets only to the extent the property’s Fair Market Value exceeds its associated liability, and such liability will be excluded from the Company’s liabilities.

ARTICLE 9: LIABILITY AND REPRESENTATIONS OF MEMBERS

9.1           Limited Liability. No Manager or Member of the Company (including any Person who formerly held such status) is liable under a judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

9.2            Capital Return. Any Member who has received a Distribution in violation of the Act or this Agreement is liable to the Company for the amount of the Distribution only to the extent and for the period required by the Act.

9.3           Securities Law Matters. Each Member acknowledges, represents and warrants to and agrees with each other Member and the Company as follows:

(i)	The Units have not been registered under the Securities Act or any state securities laws and cannot be offered or sold by such Member unless subsequently registered under the Securities Act or unless exemptions from the registration requirements of the Securities Act and all applicable state securities laws are available for the transaction, as established to the reasonable satisfaction of the Company, by opinion of counsel or otherwise. Such Member will not offer or sell all or any portion of his Units except in compliance with all applicable securities laws.

(ii)	Such Member is acquiring Units for investment, for such Member’s own account, and with no view to the distribution thereof.

(iii)	Such Member acknowledges that it has had access to all information concerning the Company and its subsidiaries that it has desired in connection with its investment in the Company.

(iv)	Such Member is an accredited investor, as such term is defined in Rule 501 promulgated under the Securities Act.

9.4	Confidentiality.

Each Member acknowledges that such Member has obtained or may obtain Confidential Information. Each Member will hold in strict confidence all Confidential Information that such Member obtains, and will not use (other than for a purpose reasonably related to such Person’s interest in the Company or duties as the Manager of the Company) or disclose Confidential Information to any Person other than a Member or Manager of the Company, except for disclosures: (i) compelled by law (but the Member must notify the Company promptly of any request for that information, before disclosing it if practicable); (ii) to advisors or representatives of the Member, but only if the recipients have agreed to be bound by the provisions of this Section 9.4, (iii) in the case of a Member that is an entity, to its beneficial owners, or (iv) of information that the Member also has received from a source independent of the Company, provided that the Member reasonably believes that such source obtained and disclosed the information without breach of any obligation of confidentiality. The Members acknowledge that any breach of the provisions of this Section 9.4 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 9.4 may be enforced by injunction or other equitable remedy.

ARTICLE 10: STANDARD OF CARE; INDEMNIFICATION

10.1        Standard of Care. The Manager will not be liable to the Company or any Member for any loss or damage incurred as a result of any act or omission by such Manager in the performance of his or her duties which is taken or made in good faith and in a manner reasonably believed to be in the best interests of the Company, unless and except to the extent that such loss or damage results directly from such Manager’s own gross negligence, willful misconduct or breach of the fiduciary duty of loyalty to the Company. The Members acknowledge and agree that the standard of care established in this Section 10.1 constitutes a reasonable reduction of the duty of care established in the Act.

10.2        Indemnification. The Company will indemnify each Manager or Member from any Liability incurred in any Proceeding, including any Proceeding by or in the right of the Company, to which such Person is or would be a party in or by reason of his or her capacity as such, or by reason of any action or failure to act with respect to management of the Company.

10.3        Exception. Notwithstanding the general rule stated in Section 10.2, the Company will not indemnify any Manager from any Liability if and to the extent that such Liability or any related Proceeding arises from such Person’s own failure to meet the standard of care established in Section 10.1.

10.4        Expense Advancement. With respect to the reasonable expenses incurred by a Person entitled to indemnification under Section 10.2 in connection with a Proceeding, and unless the Section 10.3 exception applies, the Company will advance funds to such Person in advance of the final disposition of the Proceeding if the Person furnishes the Company with such Person’s written affirmation of a good-faith belief that he or she is entitled to be indemnified against such expenses under Section 10.2 and the Person agrees in writing to repay the advance if it is subsequently determined that he or she is not entitled to be so indemnified.

10.5        Insurance. The indemnification provisions of this Article do not limit the right of any Manager or Member to recover under any insurance policy maintained by the Company. If, with respect to any Liability, any Manager or Member receives an insurance policy indemnification payment which, together with any indemnification payment made by the Company, exceeds the amount of the Liability, then such Manager or Member will immediately repay the excess to the Company.

ARTICLE 11: ACCOUNTING AND REPORTING

11.1        Fiscal Year. For income tax and accounting purposes, the Fiscal Year of the Company will end on December 31 in each year.

11.2        Accounting Method. For income tax and accounting purposes, the Company will use the cash method of accounting, unless another method is required by the Code or is approved by the Manager.

11.3        Tax Elections. The Company will have the authority to make such tax elections, and to revoke any such election, as the Manager may from time to time determine; provided that the Company shall not make any tax election that would have a disproportionate and adverse effect on PIU Members. Notwithstanding the foregoing the Company will not elect to be taxed as a corporation for federal and/or state income tax purposes without the consent of each Member.

11.4        Returns; Tax Information. The Company will cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code, as well as all other tax returns required in each jurisdiction in which the Company does business. As soon as is practicable after the close of each Fiscal Year, the Company will provide each Member with all necessary tax reporting information.

11.5        Reports. The Company will prepare annual financial statements within a reasonable time after the end of each Fiscal Year and furnish copies thereof to all Class A Members promptly after they become available. The Company will also furnish the Class A Members interim financial statements in the form prepared for management, on a quarterly basis. All such financial statements will be prepared in accordance with the accounting principles followed by the Company for management reporting purposes.

11.6        Access to and Confidentiality of Information. Each Member who owns at least 20% of the outstanding Class A Units shall have the right, upon reasonable request and during normal business hours, to inspect the following books and records of the Company for any purpose reasonably related to the Member’s interest as a member of the Company: (a) financial statements, accounting ledgers and copies of resolutions and minutes of action by the Manager and Members, (b) copies of the Company’s federal, state and local income tax returns, (c) true and full information regarding the amount of cash and a description of the agreed value of any other property or services contributed by the Members, and (d) true and complete copies of the Articles and this Agreement. The Manager will have the authority to establish reasonable standards for the exercise by Members of their rights under the Act or this Agreement to obtain information and copies of documents from the Company. Such standards may be established before or after a request for information or copies is received. Subject to the foregoing provisions of this Section 11.6, the Manager may determine to keep information confidential from the Members for such period of time as the Manager deems reasonable to protect the interests of the Company. No Service Member shall have the right to inspect any books and records of the Company except as otherwise provided by applicable law.

11.7        Banking. The Company may establish one or more bank or financial accounts and safe deposit boxes for the Company as authorized by the Manager. The Manager may authorize one or more individuals to sign checks on and withdraw funds from such bank or financial accounts and to have access to such safe deposit boxes, and may place such limitations and restrictions on such authority as the Manager deems advisable.

11.8         No Partnership. The classification of the Company as a partnership will apply only for federal (and, as appropriate, state and local) income tax purposes. This characterization, solely for tax purposes, does not create or imply a general partnership for state law purposes or affect the status of the Company as a limited liability company formed under the Act.

ARTICLE 12: DISSOLUTION OF THE COMPANY

12.1	Dissolution. Dissolution of the Company will occur upon the happening of any of the following events:

(a)	The sale or other disposition of all of the ABH Stock;

(b)	A unanimous Vote to dissolve by the Class A Members; or

(c)	The entry of a judicial decree of dissolution pursuant to the Act.

12.2        Liquidation. Upon Dissolution of the Company, the Company will immediately proceed to wind up its affairs and liquidate. The Manager, will conduct the winding up and liquidation; provided that the Manager may appoint a Person (who may, but need not, be a Manager or Member) to act as liquidating trustee. The winding up and Liquidation of the Company will be accomplished in a businesslike manner as determined by the Manager or liquidating trustee. A reasonable time will be allowed for the orderly Liquidation of the Company and the discharge of liabilities to creditors so as to enable the Company to minimize any losses attendant upon Liquidation. The Manager or liquidating trustee may settle and close the Company’s business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make Distributions in accordance with the priorities set forth in Section 12.3. A liquidating trustee will be entitled to indemnification under Article 10 to the same extent as the Manager of the Company.

12.3        Priority of Payment. Subject to the rights of any class or series of Units created under Section 3.3, the assets of the Company will be distributed in Liquidation of the Company in the following order:

(a)	First, to creditors by the payment or provision for payment of the debts and liabilities of the Company (including any loans or advances that may have been made by any Member or Affiliate of a Member);

(b)	Second, to the setting up of any reserves that are reasonably necessary for any contingent, contested, conditional or unmatured liabilities or obligations of the Company; and

(c)	Third, to the Members in accordance with the order set forth in Section 8.3.

The Members acknowledge that this Section 12.3 may establish Distribution priorities different from those set forth in the provisions of the Act applicable to Distributions upon Liquidation, and the Members agree that they intend, to that extent, to vary those provisions by this Agreement.

12.4        Distribution to Members. Distributions in Liquidation due to the Members may be made by either or a combination of the following methods:

(a)	selling the Company assets and distributing the net proceeds; or

(b)	distributing the Company assets to the Members at their net Fair Market Value in kind.

Any liquidating Distribution in kind may be made either as a Distribution to the Members in accordance with the order in Section 8.3 or, with the approval of the Members as provided in Section 5.1, by non pro rata Distribution, in each case, at Fair Market Value on the effective date of Distribution. Any Distribution in kind may be made subject to, or require the assumption of, liabilities to which the property distributed may be subject, but in the case of any non pro rata Distribution only upon the express written agreement of the Member receiving the Distribution. Each Member hereby agrees to save and hold harmless the other Members from such Member’s share of any and all such liabilities which are taken subject to or assumed. Appropriate and customary prorations and adjustments will be made incident to any Distribution in kind. The Members will look solely to the assets of the Company for the return of their Capital Contributions, and if the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return such contributions, they will have no recourse against any other Member.

12.5        No Restoration Obligation. Nothing contained in this Agreement imposes on any Member an obligation to make a Capital Contribution in order to restore a deficit capital account upon Liquidation of the Company.

12.6        Liquidating Reports. A report will be submitted with each liquidating Distribution to Members, showing the collections, disbursements and liquidating Distributions during the period which is subsequent to any previous report. A final report, showing cumulative collections, disbursements and liquidating Distributions, will be submitted upon completion of the liquidation process.

ARTICLE 13: TRANSFER OF UNITS

13.1        General Restriction. No Person may Transfer all or any part of such Person’s Units in any manner whatsoever except with the consent of the Manager, which consent may be given or withheld in the sole discretion of the Manager; provided that no consent of the Manager shall be necessary for any Transfer that occurs as a result of a transfer contemplated by Section 5 of the Voting Agreement. Any other attempted Transfer of any Unit is null and void and of no effect. Any Member who makes a Transfer of all of such Member’s Units will be treated as resigning from the Company on the effective date of such Transfer. Any Member who makes a Transfer of part (but not all) of such Member’s Units will continue as a Member (with respect to the Units retained). Any Units Transferred will continue to be subject to this Article 13 in the hands of the Transferee.

13.2        Rights of Transferees. Any Transferee of Units will, on the effective date of the Transfer, have only those rights of a transferee as specified in the Act unless and until such Transferee is admitted as a substitute Member. This provision limiting the rights of a Transferee will not apply if such Transferee is already a Member. Any Transferee of Units who is not admitted as a substitute Member in accordance with this Agreement has no right (a) to participate or interfere in the management or administration of the Company’s business or affairs, (b) to Vote or agree on any matter affecting the Company or any Member, (c) to require any information on account of Company transactions, or (d) to inspect the Company’s books and records. The Units held by a Transferee will not be counted in determining the Units necessary to approve any matter Voted upon by the Members. The only rights of a Transferee of Units who is not admitted as a substitute Member in accordance with this Agreement are (x) to receive the allocations and Distributions to which the Transferor was entitled in respect of the Transferred Units, and (y) to receive all necessary tax reporting information. The Company, the Managers, and the Members will not owe any fiduciary duty of any nature to a Transferee who is not admitted as a substitute Member in accordance with this Agreement. However, each Transferee of Units (including both immediate and remote Transferees) will be subject to all of the obligations, restrictions and other terms contained in this Agreement as if such Transferee were a Member. To the extent of any Units Transferred, the Transferor Member does not possess any right or power as a Member and may not exercise any such right or power directly or indirectly on behalf of the Transferee.

13.3        Security Interest. Any Class A Member may pledge or grant a security interest, lien or other encumbrance in or against any of such Class A Member’s Units.

13.4        Admission. A Transferee of Units who is not already a Member will not become a substitute Member of the Company unless such substitution is approved by a majority Vote of the Class A Members. Any such admission will be effective upon the effective date of the Transfer, as determined under Section 13.4.

ARTICLE 14: GENERAL PROVISIONS

14.1        Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is approved in writing by Major League Baseball and is in a writing unanimously signed by Class A Members who collectively own all of the outstanding Class A Units; provided, however, that no amendment that would (i) require any Member to make an additional Capital Contribution to the Company will be effective unless set forth in a writing signed by such Member, (ii) disproportionately alter rights of the Members to receive distributions pursuant to Article 8 or Article 12, or the allocations specified in Article 7, except upon the issuance of additional Units in accordance with this Agreement, will be effective unless set forth in a writing signed by such disproportionately affected Members, (iii) impose personal liability on a Member for any debt, obligation or liability of the Company, will be effective unless set forth in a writing signed by such Member, or (iv) have a material adverse effect on the PIU Members will be effective unless set forth in a writing unanimously signed by all PIU Members.

14.2        Waivers Generally. No course of dealing will be deemed to amend or discharge any provision of this Agreement. No delay in the exercise of any right will operate as a waiver of such right. No single or partial exercise of any right will preclude its further exercise. A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

14.3        Equitable Relief. If any Person proposes to Transfer all or any part of such Person’s Units in violation of the terms of this Agreement, the Company or any Member may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed Transfer except upon compliance with the terms of this Agreement, and the Company or any Member may institute and maintain any action or proceeding against the Person proposing to make such Transfer to compel the specific performance of the provisions of this Agreement applicable to such Transfer. Any attempted Transfer in violation of this Agreement is null and void, and of no force and effect. The Person against whom such action or proceeding is brought waives the claim or defense that an adequate remedy at law exists, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists. The prevailing party in any such proceeding will be entitled to recover its costs and expenses, including reasonable attorneys’ fees, of preparing for and participating in the proceeding.

14.4        Arbitration. Except as provided in Section 14.3, any dispute between the Members or between the Company and any Member will be submitted to binding arbitration in Denver, Colorado. The arbitration will be conducted by the American Arbitration Association or another arbitral body selected by the parties to the dispute. Each party to the dispute will pay its own expenses and one-half of the fees and expenses of the arbitrator; provided, however, that if the arbitrator determines that the position of either party on any issue was without appreciable merit or was taken in bad faith, the arbitrator may require such party to bear all or any portion of the other party’s expenses and the other party’s share of the fees and expenses of the arbitrator. Judgment on the award of the arbitrator may be entered by any court of competent jurisdiction.

14.5        Notices. All Notices under this Agreement will be in writing. In computing time periods, the day a Notice is given or deemed given will be the first day of the period and a day means a calendar day. All Notices given to any Person in accordance with this Agreement will be deemed to have been duly given: (i) on the date of receipt if personally delivered, (ii) on the earlier of the date of receipt or three days after being sent by registered or certified mail, postage prepaid, return receipt requested, (iii) upon confirmation of transmission by the sender’s facsimile machine if sent by electronic facsimile transmission or (iv) one business day after having been sent by a nationally recognized overnight courier service.

14.6        Partial Invalidity. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement. In that event, this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.

14.7        Entire Agreement. This Agreement contains the entire agreement and understanding of the Members with respect to its subject matter, and it supersedes all prior written and oral agreements.

14.8        Benefit. This Agreement will inure solely to the benefit of the Members and the Company, without conferring on any other Person any rights of enforcement or other rights; provided that the obligations of the Company to indemnify any Person under Article 10 will be directly enforceable by such Person.

14.9        Binding Effect. Subject to the restrictions on Transfer set forth herein, this Agreement is binding upon, and inures to the benefit of, the Members and their successors and assigns.

14.10      Headings. Article and section titles have been inserted for convenience of reference only. They are not intended to affect the meaning or interpretation of this Agreement.

14.11      Other Activities. The Members may engage in other business activities, whether similar or dissimilar to the business of the Company, for their own accounts or together with others, and will have no obligation to offer the Company or any Member the opportunity to participate in such other activities or to account for any profits therefrom.

14.12      Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado. The parties intend to take advantage of the principles of freedom of contract endorsed by the Act. To the maximum extent permitted by Colorado law, any conflict or apparent conflict between this Agreement and the Act will be treated as a variation of the Act by this Agreement. The fact that certain sections of this Agreement expressly state that they are intended to vary the Act by agreement does not imply that any other section is not so intended.

14.13      Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts, all of which will constitute a single agreement. Any Member may deliver its signature to this Agreement by facsimile transmission and such signature will for all purposes be deemed an original.

14.14      Adjustments. When this Agreement contemplates a certain number of shares of ABH Stock or other securities, as of a particular date, such number of shares of ABH Stock or other securities and the Threshold shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other similar changes affecting such securities.

[Signature Page to Follow]

In Witness Whereof, the Members have signed this Operating Agreement of JCM AB LLC effective as of the day and year first above written, notwithstanding the actual date of signing.

CLASS A MEMBERS:

JOHN C. MALONE 1995 REVOCABLE TRUST

/s/ John C. Malone
John C. Malone, Trustee

PIU MEMBERS:

/s/ Terence McGuirk
Terence McGuirk

COMPANY:

JCM AB LLC

By:	/s/ John C. Malone
Name: John C. Malone
Title: Manager

[Signature Page to Operating Agreement]

EXHIBIT A

Definitions

ABH Stock:	The 887,079 shares of Series B common stock of the Atlanta Braves Holdings, Inc., $.01 par value share, contributed to the Company as the initial Capital Contribution of the Class A Member and any other securities issued in place thereof pursuant to any recapitalization, reorganization, reclassification, stock dividend, stock split, reverse stock split, merger, combination, share exchange and any other similar transactions.

Act:	the Colorado Limited Liability Company Act, as amended from time to time.

Adjusted Capital Account:	as defined in Section C.1.3 of Exhibit C.

Adjusted Capital Contribution Amount:	as of any date with respect to any Member, the aggregate Capital Contributions made by such Member on or prior to such date, less all Distributions previously made pursuant to Sections 8.3(a) and 12.3(c); provided, that for purposes of this definition, the aggregate Capital Contribution of the initial Class A Member shall be based on an assumption that the Fair Market Value of each share of the ABH Stock contributed to the Company on the Effective Date was equal to the Threshold.

Agreement:	this Operating Agreement, as amended from time to time.

Affiliate:	as to a specified Person, any other Person controlling, controlled by or under common control with the specified Person; and control means the ownership, directly or indirectly, of more than 50% of the voting power and equity ownership of a Person.

Articles:	the Articles of Organization of the Company as filed under the Act, as amended from time to time.

Business Day:	any day except Saturday, Sunday or a day on which banks are required or permitted to close in the State of Colorado.

Capital Contribution:	any contribution of money or other property by a Member to the Company.

Class A Member:	a Member holding Class A Units.

Class A Units:	Units denominated as Class A Units having the rights set forth in Section 3.2.

Code:	the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of subsequent revenue laws).

Company:	JCM AB LLC, as formed under the Articles and as operating under this Agreement.

Confidential Information:	any information concerning (i) the Company, (ii) any Person in which the Company owns an interest or with which the Company has any other existing or proposed relationship or (iii) any business or investment opportunity identified and being evaluated or pursued by the Company that, in each case, is not ordinarily disclosed to Persons outside the Company except pursuant to a confidentiality agreement, including, without limitation, any information as to which the Company has signed a confidentiality agreement.

Dissolution:	the change in the relation of the Members caused by an event provided in Section 12.1.

Distribution:	a distribution of money or other property made by the Company with respect to a Unit.

Effective Date:	as defined in the preamble.

Fair Market Value:	as to any property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the relevant facts, in an arm’s-length transaction without time constraints, and without being under any compulsion to buy or sell, as determined by the Manager in its reasonable judgment.

Fiscal Year:	the fiscal and taxable year of the Company as determined under this Agreement, including both 12-month and short taxable years.

Liability:	the obligation to pay any judgment, settlement, penalty, fine or reasonable expense (including attorney’s fees) incurred with respect to any Proceeding.

Liquidation:	the process of terminating the Company and winding up its business under Article 12 after its Dissolution.

Losses:	the Company’s net loss (including deductions) for any Fiscal Year, determined under Section 7.1.

Manager:	the manager of the Company within the meaning of the Act, as modified by this Agreement.

Member:	a Person who is a Member of the Company as of the date of this Agreement, or who is subsequently admitted as an additional or a substitute Member as provided in this Agreement, in each case, until such Person ceases to be a Member as provided in Section 13.1 or the Act.

Notice:	written notice, actually or deemed given pursuant to Section 14.5.

Person:	an individual, corporation, trust, partnership, limited liability company, unincorporated organization, association or other entity.

PIU Member:	as defined in Section 3.2(c).

Proceeding:	any threatened, pending or completed action, suit or proceeding, whether formal or informal, and whether civil, administrative, investigative or criminal.

Profits:	the Company’s net profit (including income and gains) for any Fiscal Year, determined under Section 7.1.

Profits Interest Units:	Units denominated as Profits Interest Units having the rights set forth in Section 3.2.

Regulations:	the Treasury Regulations (including temporary regulations) promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations).

Sale Transaction:	the sale, transfer, assignment or disposition of the ABH Stock, either voluntarily or by way of merger or other business combination that constitutes a taxable sale or exchange for U.S. federal income tax purposes.

Tax Representative:	as defined in Section C.1.13 of Exhibit C.

Threshold:	$50.00 per share of ABH Stock.

Transfer:	a sale, exchange, assignment or other disposition of a Unit, or any interest therein, whether voluntary or by operation of law.

Transferee:	a Person to whom a Unit is transferred in compliance with this Agreement.

Transferor:	a Person who transfers a Unit in compliance with this Agreement.

Unit:	as defined in Section 3.1.

Vote:	the action of the Company by its Class A Members, either in meeting assembled or by written consent without a meeting.

Voting Agreement:	that certain Proxy and Voting Agreement dated as of August 21, 2024 by and among the initial Class A Member, the initial PIU Member and the other parties named therein.

EXHIBIT B

Members, Units and Capital Contributions

Name, Address and Email Address of Members	No. Class A Units	No. Profits Interests Units	Capital Contribution
John C. Malone 1995 Revocable Trust c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112 Attn: Marty Flessner Email: [Redacted - Personal Information]	100	0	887,079 shares of Series B common stock of the Atlanta Braves Holdings, Inc., $.01 par value share

Terence McGuirk Truist Park 755 Battery Ave. Atlanta, GA 30339 Attn: Terence F. McGuirk Email: [Redacted - Personal Information]	0	100	$0

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EXHIBIT C

TAX AND REGULATORY ALLOCATIONS

C.1.1            Company Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if in any Fiscal Year there is a net decrease in the amount of the Company minimum gain (as determined under Section 1.704-2(d)(1) of the Regulations), then each Member will first be allocated items of Profits for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in such minimum gain during that year (as determined under Section 1.704-2(g)(2)), but if there are insufficient Profits in a year to make that allocation for all Members, the available Profits will be allocated among the Members in proportion to the respective amounts they would have been allocated had there been sufficient Profits.

C.1.2            Minimum Gain Chargeback for Member Nonrecourse Debt. Notwithstanding any other provision of this Agreement to the contrary (except Section C.1.1 hereof, which will be applied first), if in any Fiscal Year there is a net decrease in the amount of the Member nonrecourse debt minimum gain (as determined under Section 1.704-2(i)(3) of the Regulations), then each Member will first be allocated items of Profits for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member nonrecourse debt minimum gain during the year (as determined under Section 1.704-2(i)(4)), but if there are insufficient Profits in a year to make that allocation for all Members, the available Profits will be allocated among the Members in proportion to the respective amounts they would have been allocated had there been sufficient Profits.

C.1.3            Qualified Income Offset. Notwithstanding any other provision of this Agreement to the contrary (except Sections C.1.1 and C.1.2, which will be applied first), if in any Fiscal Year a Member unexpectedly receives an adjustment, allocation, or distribution described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, that Member will be specially allocated Profits (or items thereof) in an amount and manner sufficient to eliminate, as quickly as possible, any deficit balance in the Member’s Adjusted Capital Account. “Adjusted Capital Account” means the Member’s capital account decreased by the items described in Section 1.704- 1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations and increased by the amount the Member is obligated or deemed obligated to restore under Section 1.704-1(b) of the Regulations.

C.1.4            Limit on Loss Allocations. Notwithstanding any other provision of this Agreement to the contrary, Losses (or items thereof) will not be allocated to a Member if such allocation would cause or increase a deficit balance in the Member’s Adjusted Capital Account and, instead, such Losses (or items thereof) will be reallocated to the other Members, subject to the limitations of this Section C.1.4.

C.1.5            Losses from Member Nonrecourse Debt. Any Losses or deductions attributable to Member nonrecourse debt (as determined under Section 1.704-2(b)(4) of the Regulations) for any Fiscal Year will be allocated to the Member who bears the economic risk of loss with respect to such debt.

C.1.6            Nonrecourse Deductions. Company nonrecourse deductions (as determined under Section 1.704-2(c) of the Regulations) for any Fiscal Year will be allocated among the Members in proportion to their Units.

C.1.7            Reversal of Mandatory Allocations. In the event that any Profits or Losses are allocated pursuant to Sections C.1.1 through Section C.1.6, subsequent Profits and Losses (or items thereof) will first be allocated (subject to Section C.1.1 through Section C.1.6) to the Members in a manner which will result in each Member having a capital account balance equal to that which would have resulted had the original allocation of Profits or Losses (or items thereof) pursuant to Section C.1.1 through Section C.1.6 not occurred.

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C.1.8            Compliance with the Code and Regulations. The foregoing provisions of this Agreement relating to the allocation of Profits and Losses are intended to comply with Regulations under § 704(b) of the Code and will be interpreted and applied in a manner consistent with such Regulations. For these purposes, references to “partners” and the “partnership” in the Regulations will be considered references to the Members and to the Company, respectively.

C.1.9            Tax Allocations. All items of income, gain, loss and deduction of the Company for federal income tax purposes for a Fiscal Year will be allocated, as nearly as is practicable, in accordance with the manner in which such items are reflected in the allocations of Profits and Losses among the Members for such Fiscal Year. To the extent possible, principles identical to those that apply to allocations for federal income tax purposes will apply for state and local income tax purposes.

C.1.10            Contributed Property. In accordance with § 704(c) of the Code and the related Regulations, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the Fair Market Value of the property at the time of contribution. Subsequent allocations of income, gain, loss, and deduction with respect to such property will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Fair Market Value in the same manner as under § 704(c) and the related Regulations. Any elections or other decisions relating to allocations under this Section C.1.10 will be made in any manner that the Company determines reasonably reflects the purpose and intention of this Agreement.

C.1.11            Transfer. If Units are transferred during any Fiscal Year, the books of the Company will be closed as of the effective date of Transfer. The Profits or Losses attributed to the period from the first day of such Fiscal Year through the effective date of Transfer will be allocated to the Transferor, and the Profits or Losses attributed to the period commencing on the effective date of Transfer will be allocated to the Transferee. In lieu of an interim closing of the books of the Company, the Company may, in its discretion, allocate Profits and Losses for such Fiscal Year between the Transferor and Transferee based on a daily proportion of items for such Fiscal Year or any other reasonable method of allocation (including an allocation of extraordinary Company items, as determined by the Company, based on when such items are recognized for federal income tax purposes).

C.1.12            Tax Credits. Any tax credit, and any tax credit recapture, will be allocated to the Members in the same ratio that the federal income tax basis of the asset to which such tax credit relates is allocated to the Members under the § 46 Regulations, and if no basis is so allocated, in the same manner as Profits are allocated to the Members under Section 7.2.

C.1.13            Partnership Representative. (a) The Manager shall be the partnership representative as designated under Section 6223(a) of the Code (hereinafter the “Tax Representative”). (b) The Tax Representative is authorized and required to represent the Company in connection with all examinations of the affairs of the Company by any taxing authority including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. Each Member shall cooperate with the Tax Representative with respect to the conduct of examinations by taxing authorities and any resulting proceedings. Each Member agrees that any action taken by the Tax Representative in connection with audits of the Company shall be binding upon such Member and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company. The Tax Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. (c) Expenses of any administrative proceedings or ensuing litigation undertaken by the Tax Representative will be paid for by the Company. The other Members will be represented in any such tax proceeding solely by the Tax Representative.

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